EXHIBIT 10.39

                   CONSULTING AGREEMENT, DATED APRIL 1, 1997,
           BETWEEN THE REGISTRANT AND BELLSOUTH WIRELESS CABLE, INC.
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                              CONSULTING AGREEMENT

      THIS CONSULTING AGREEMENT (this "Agreement") made this 1st day of April, 1997, between BellSouth Wireless Cable, Inc., a Delaware corporation ("BWC") and National Wireless Holdings Inc., a Delaware corporation ("Consultant").

                              W I T N E S S E T H:

      WHEREAS, the Consultant owns One Hundred Percent (100 %) of the issued and outstanding shares of the capital stock of South Florida Television, Inc. ("SFT");

      WHEREAS, in accordance with that certain Agreement and Plan of Reorganization (the "Merger Agreement") dated as of February 26, 1997 among BellSouth Corporation, a Georgia corporation ("BellSouth"), which is the parent corporation of BWC, BellSouth South Florida Merger Subsidiary, Inc. ("BSFMS"), SFT and Consultant, BellSouth agreed to acquire all of the outstanding shares of the capital stock of SFT pursuant to the merger (the "Merger") of BSFMS with and into SFT, with a closing expected to occur in mid-summer, 1997;

      WHEREAS, after the Merger, SFT will continue to conduct the business previously conducted by Consultant and SFT in the Miami market;

      WHEREAS, BWC desires to retain Consultant upon the terms and subject to the conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants of the parties hereto and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Consultant and BWC, intending to be legally bound, agree as follows:

      1. Retention of Services. BWC agrees to retain Consultant to perform consulting services, and Consultant agrees to provide consulting services to BWC and its affiliates, upon the terms and subject to the conditions hereinafter set forth.

      2. Term. The term of this Agreement shall commence on the date hereof and shall continue until the earlier of (i) the first anniversary of the date hereof; (ii) the termination of the Merger Agreement pursuant to Section 8.01 thereof; (ii) the breach by the Consultant of any of the terms of the covenant not to compete (the "Covenant Not to Compete") entered into pursuant to Section 6.03(f) of the Merger Agreement; and (iii) the occurrence of a Termination Event. As used herein, the term "Termination Event" means the occurrence of any of the following events: (A) a breach of any provision of this Agreement by Consultant, or (B) the cessation by
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Consultant of the performance of its duties described in Section 3 hereof;
provided, however, that in the case of any termination pursuant to clauses (A) or (B) above, BWC shall give Consultant thirty (30) days' written notice of the factual matters alleged to constitute such Termination Event and, during such thirty (30) day period, an opportunity to cure.

      3.    Duties of Consultant.

            (a) During the term of this Agreement, Consultant agrees to render all consulting services reasonably required by BWC, as requested by the President or a Vice President of BWC from time to time, in connection with the development and operation by BWC of its wireless cable business. Consultant shall make available (or in the case of Michael Specchio who is not an employee of Consultant, cause to make available) the following persons available to perform services hereunder: Michael J. Specchio (75% of his working time, as provided in the Consulting Agreement dated February 28, 1997 between Consultant and Michael J. Specchio, Inc., of which he is an employee), Timothy Mathews (50% of his working time) and Terrence S. Cassidy (25% of his working time). The consulting services shall include, but not be limited to, the following matters:

                        (1) assistance on a project-by-project basis on transitional issues, marketing ideas, customer relations, and research and development activities;

                        (2) assistance with obtaining additional wireless cable channel rights; and

                        (3) assistance with maintaining existing lessor relationships and negotiating leases as they expire.

      4.    Compensation.

            (a) In consideration of the services of Consultant performed pursuant to Section 3 hereof, BWC will pay to Consultant a consultant fee in the amount of Fifty Thousand Dollars ($50,000.00) per month, payable in arrears within thirty days after receipt of an invoice from Consultant.

            (b) In the event BWC terminates this Agreement pursuant to clauses
(ii) or (iii) of Section 2 hereof, BWC agrees to pay to Consultant the compensation which would otherwise be payable to Consultant pursuant to Section 4(a) hereto up to the end of the month in which such termination occurs.

      5. Expenses. BWC shall reimburse Consultant monthly for all reasonable out-of-pocket expenses related to the performance of its duties hereunder upon submission by it of bills or statements of account thereof. All such expenses in excess of Five Hundred Dollars ($500.00) shall be subject to prior approval by the


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President or a Vice President of BWC or BellSouth.

      6. Relationship Between Parties. Consultant is retained by BWC only for the purposes and to the extent set forth in this Agreement and its relationship to BWC shall be that of an independent contractor. Consultant shall not be considered under the provisions of this Agreement or otherwise as having an employee status. BWC may withhold from payment to Consultant any amounts required to be withheld and paid to any governmental authority.

      7. Property of BWC. Consultant acknowledges that from time to time in the course of providing services pursuant to this Agreement it may have the opportunity to inspect and use certain property, both tangible and intangible, of BWC and its affiliates and Consultant hereby agrees that such property shall remain the exclusive property of BWC and its affiliates. Consultant shall have no right or proprietary interest in such property, whether tangible or intangible, including, without limitation, BWC's and its affiliates' customer and supplier lists, contract forms, books of account, computer programs and similar property.

      8. Confidential Data. Consultant further agrees that, for the term of this Agreement and for two (2) years thereafter, it will keep confidential and not directly or indirectly divulge to anyone nor use or otherwise appropriate for its own benefit, any non-public research or product development information or any pricing information, marketing information, information regarding sales techniques of BWC or BellSouth, or any other of the following confidential information or documents of or relating to BWC or BellSouth: confidential records, proprietary computer software programs, client and customer lists, information about client requirements, terms of license agreements, terms of contracts with clients and customers, planning and financial information of BWC or BellSouth (hereinafter referred to as the "Confidential Data"). The prohibitions set forth in this Section 8 shall not apply to any information (a) in the public domain not as a result of the violation of the Consultant's undertaking herein, (b) required to be disclosed by law, rule or regulation, or
(c) any information of or relating to SFT which shall be governed by Section
5.03 of the Merger Agreement. Consultant hereby acknowledges and agrees that the prohibitions against disclosure of Confidential Data recited herein are in addition to, and not in lieu of, any rights or remedies which BWC may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of trade secrets, and the enforcement by BellSouth of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies which it may possess in law or equity absent this Agreement.

      9. Successors Bound; Assignability. This Agreement shall be binding upon BWC and Consultant and their permitted assignees. This Agreement is not assignable without the other party' prior written consent except that BWC' right, duties and obligations under this Agreement may be assigned to any of its subsidiaries or


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subsidiaries of BellSouth.

      10. Liability. (a) Consultant assumes full responsibility for all damages, claims, losses or expenses, including damages, claims, losses, court costs, attorneys fees and expenses of BWC and its affiliates, which may in any way arise out of or result from the performance of the services as Consultant hereunder and caused by or resulting from any gross negligence or willful misconduct of Consultant or any person employed by or under contract with Consultant in connection with this Agreement, and Consultant agrees to defend and save BWC and its affiliates harmless from all such claims, damages and expenses.

      (b) BWC assumes full responsibility for all damages, claims, losses or expenses, including damages, claims, losses, court costs, attorneys fees and expenses of Consultant and its affiliates, which may in any way arise out of or result from any gross negligence or willful misconduct of BWC or any person employed by or under contract with BWC in connection with this Agreement, and BWC agrees to defend and save Consultant and its affiliates harmless from all such claims, damages and expenses.

      11. Ownership of Materials. In connection with the services to be rendered by Consultant hereunder, certain materials, including but not limited to market surveys, financial analysis, reports or studies (hereinafter "Material") may be prepared for BWC. Such Material shall be treated as confidential information in accordance with Paragraph 8 hereof. Ownership of, and all rights in the Material, including trademark rights and copyrights applicable to same shall belong exclusively to BWC and the Material shall constitute a "work made for hire" under the Copyright Act of 1976. To the extent that the Material is determined not to be a "work made for hire" or where necessary for any other reason, Consultant shall provide BWC with all such assignments of rights, covenants and other assistance which may be required for BWC, through trademark or copyright applications and otherwise, to obtain the full benefit of the rights provided for herein. If such Material includes materials previously copyrighted by Consultant or others, Consultant grants and agrees to grant to or procure for BWC an unrestricted royalty-free license to copy such material with the right to sublicense same to BellSouth Corporation or any direct or indirect subsidiary of BellSouth Corporation. Consultant shall place BWC's copyright notice on the Material at BWC's request.

      12. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Delaware.


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      13. Counterparts. This Agreement may be executed in two counterparts, each of which will take effect as an original and all of which shall evidence one and the same agreement.

      14. Captions. The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as a part of this Agreement.

      15. Severability. In the event that any provision of this Agreement or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained herein) should be held to be illegal, unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws.


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      16. Entire Agreement. This Agreement constitutes the entire agreement between BWC and Consultant with regard to the subject matter of this Agreement, and this Agreement supersedes all prior agreements between BWC and Consultant in connection with the subject matter of this Agreement; provided however that nothing herein shall be deemed to modify, supersede or otherwise alter the Covenant Not to Compete. No change, termination or attempted waiver of any of the provisions of this Agreement shall be binding upon BWC or Consultant unless in writing and signed by the party to be charged.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed to be effective as of the date first above written.

BELLSOUTH WIRELESS CABLE, INC.                  NATIONAL WIRELESS HOLDINGS INC.


By:                                             By:
   --------------------------                      ----------------------------
Name:                                           Name:
Title:                                          Title:


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